PROSPECTUS SUPPLEMENT                                             Rule 424(b)(3)
                                                              File No. 333-56637



                                FRED MEYER, INC.

                        SUPPLEMENT DATED OCTOBER 27, 1998
                                       TO
                         PROSPECTUS DATED JUNE 30, 1998



     Sam Investment Trust, one of the Selling Stockholders named in the Prospectus, has transferred 483,651 Shares to Samstock/SIT, L.L.C., which Shares may be sold pursuant to the Prospectus by Samstock/SIT, L.L.C. and its pledgees, donees, transferees and successors in interest. Samstock/SIT, L.L.C. beneficially owns a total of 483,651 shares of Common Stock of Fred Meyer, Inc. Samuel Zell, an affiliate of Samstock/SIT, L.L.C., is a director of Fred Meyer, Inc.